Exhibit 10.13

July 3, 2003

AIRTRAN AIRWAYS, INC.

9955 AirTran Boulevard

Orlando, FL 32827

Attention: Mr. Stan Gadek

Senior Vice President, Chief Financial Officer

Dear Stan:

The Boeing Company is pleased to present the following lease financing proposal to AirTran Airways, Inc. based on the following summary of principal terms and conditions:

1. Lessor:	The Boeing Company (“Boeing”), or one or more of its affiliates, successors or permitted assigns (“Lessor”). If Lessor’s tangible net worth is less than $50 million, a guarantee from an entity with at least $50 million tangible net worth will be required.

2. Lessee:	AIRTRAN AIRWAYS, INC.

3. Equipment:	Six *** 717-200 aircraft, at least four of which are delivered to Lessee between June and December 2004, and up to four (as determined by Lessor and with 90 days notice from Lessor to AirTran) *** 717-200 aircraft to be delivered (as determined by Lessor) to Lessee between January 2004 and December 2005 ***, plus, for each of the up to four *** aircraft that is put to Lessee by Lessor, one additional *** 717-200 aircraft to be delivered to Lessee as an option aircraft pursuant to Boeing letter agreement 6-1162-SSM-2418 (such fourteen aircraft collectively, the “Aircraft”). Lessor shall have the right to limit the amount of leases available during the 4th quarter of any year (and will provide bridge financing to the first quarter of the following year)

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

only if and to the extent Boeing in good faith believes it may be necessary to avoid application of the mid-quarter convention. ***

4. Delivery and Lease Commencement Date:	The Lease of each of the Aircraft shall commence upon delivery of the Aircraft to and acceptance by the Lessee (“Lease Commencement Date”).

5. Lease Term:	The Lease Term shall begin on the Lease Commencement Date, shall have an interim lease period to the end of the month in which the delivery occurs and then continue for ***.

6. Lease Rental Payments:	Lease Rental Payments shall be paid commencing on the Lease Commencement Date calculated on a daily basis for the interim period and thereafter ***

7. Lessor’s Cost	Lessor’s Cost for any new Aircraft shall be the sum of (a) the purchase price (including buyer furnished equipment, if any) paid by Lessee for the Aircraft, net of all credit memos. Lessor’s Cost for the *** Aircraft shall be deemed to be between $*** and $*** as determined by Lessor.

8. Documentation:	Except as otherwise provided in this letter or in any contemporaneous writing, documentation for this transaction will be the same as for the current leases between Lessor and Lessee (and any bridge financing documentation will be similarly cloned from the most recently completed bridge loan from 2001). AirTran Holdings will guarantee all the obligations of the Lessee to the same extent as in the current financing agreements.

9. Transaction Expenses:	Each party shall bear its own transaction expenses for any loan or lease transaction documentation. Lessee shall pay for Crowe & Dunlevy in Oklahoma City, the expenses of the owner trustee, and for any required appraisals. Lessee’s counsel will prepare the lease documentation.

***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10. Lessor’s Conditions Precedent:	The terms of this proposal and obligation of the Lessor to close this transaction are subject to the following terms and conditions unless waived by Lessor:

	(a)	Mutual execution of this proposal no later than the close of business on July 3, 2003.

	(b)	No material adverse change shall have occurred in Lessee’s financial condition or business prospects prior to each Lease Commencement Date excluding, however, any such change resulting from ***

	(c)	Absence of any material defaults by Lessee in respect of any other material obligations (as defined in the lease documentation).

	(d)	From the date hereof to the date of each drawdown, there shall not have occurred any change in federal income tax law, regulations or administrative interpretations thereof, and there shall not have been introduced into, or enacted by, Congress any legislation which would have an impact on Lessor’s pre-tax yield or after-tax cash flow, provided that in the event of a change in tax law, Lessor and Lessee shall not have the right to withdraw from the financing, but the lease pricing will be adjusted up or down to maintain Lessor’s pre-tax yield and after-tax cash flow.

	(e)	Execution by Lessee of a Definitive Agreement for 737-700 aircraft on or before July 16, 2003.

	(f)	Amendment of the 717 Purchase Agreement providing that any option, rolling option and purchase right aircraft remaining under the Purchase Agreement are cancelled and replaced by a firm order for six new aircraft and options for four new aircraft.

*** Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

	(g)	Execution and delivery of transaction documentation consistent with Section 8 above and otherwise acceptable in form and substance to the parties, and satisfaction of all closing conditions thereunder.

11. Lessee’s Conditions Precedent	The terms of this proposal and the obligation of Lessee to close this transaction are subject to the following terms and conditions unless waived by Lessee:

	(a)	The conditions in clauses (a) and (g) of Section 10 hereof.

	(b)	***

This proposal, and the information set forth herein, is the confidential and proprietary business information of the parties and may not, without the prior written consent of the parties, be disclosed to any third party, except (i) to a party’s legal advisors and auditors in connection with the transactions contemplated hereby and (ii) as may be required by applicable law or governmental regulation or pursuant to an order, or a valid and binding request, issued by any court or governmental agency or authority having jurisdiction.

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***	Represents material which has been redacted and filed separately with the Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If the terms and conditions of this proposal meet with your approval, please indicate your acceptance by signing a duplicate copy of this letter in the space provided below and returning a copy of the same to the undersigned.

Very truly yours,

THE BOEING COMPANY

By:	/s/ Jordan Weltman
Jordan Weltman
Authorized Signatory

AGREED AND ACCEPTED:

AIRTRAN AIRWAYS, INC.

By:	/s/ Richard P. Magurno

Its:	Richard P. Magurno

Date:	July 3, 2003